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                                                                   EXHIBIT 99(I)

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                            STOCK PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 7, 2001

                                 BY AND BETWEEN

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                       AND

                          FIRST RESERVE FUND VIII, L.P.

       IN CONNECTION WITH THE FUNDING OF THE PURCHASE OF CERTAIN ASSETS OF

                              PITT-DES MOINES, INC.

                                       BY

                       CHICAGO BRIDGE & IRON COMPANY N.V.

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                               PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 7, 2001 by and between Chicago Bridge & Iron Company N.V., a Netherlands company ("CB&I") and First Reserve Fund VIII, L.P. ("Fund VIII") and relating to the funding of the purchase by CB&I of certain divisions of Pitt-Des Moines, Inc. ("PDM"), a Pennsylvania corporation.

                                  INTRODUCTION

                  WHEREAS, PDM, CB&I and CB&I Constructors, Inc., a Texas corporation ("CB&I Sub"), are simultaneously entering into that certain Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement") pursuant to which CB&I and CB&I Sub are purchasing certain assets of PDM (the "PDM Acquisition");

                  WHEREAS, CB&I wishes to sell to Fund VIII, and Fund VIII wishes to purchase from CB&I, 1,623,846 shares of common stock, par value NLG
 .01 per share, of CB&I (the "PDM Financing Shares"); and

                  WHEREAS, CB&I intends to use the funds from the sale to Fund VIII of the PDM Financing Shares to finance a portion of the PDM Acquisition.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS


         Section 1.01 Definitions. As used herein, the following terms shall have the meanings set forth below:

                  "Additional Warrant" means the warrant issued by CB&I on the Closing Date in connection with this Agreement, representing the right to purchase up to 250,000 shares of CB&I Stock, in the form attached hereto as Exhibit E.

                  "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

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                  "Agreement" means this Agreement, including all attached
Schedules, Annexes, Addenda and Exhibits, as the same may be amended, modified or supplemented from time to time.

                  "Alternative Proposal" means any unsolicited proposal with respect to any alternative financing transaction.

                  "Amendment to the Shareholder Agreement" means the amendment to the Shareholder Agreement dated as of even date herewith in the form attached hereto as Exhibit A.

                  "Asset Purchase Agreement" has the meaning specified in the Introduction.

                  "Business Combination" means a merger, combination or consolidation (whether or not CB&I or a Subsidiary of CB&I is the surviving entity in such transaction), tender offer or share exchange (whether for all or part of the outstanding Securities of CB&I or any Subsidiary), business combination, sale of significant assets, dissolution, liquidation or similar transaction involving CB&I or any Subsidiary or division of CB&I.

                  "Capital Stock" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

                  "CB&I" has the meaning specified in the first paragraph of this Agreement.

                  "CB&I Sub" has the meaning specified in the first paragraph of this Agreement.

                  "CB&I Stock" means the common stock of CB&I, par value NLG .01 per share.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (42 U.S.C. Sections 9601 et seq.).

                  "Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (a) the articles or certificate of formation, incorporation, association or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws, limited liability company agreement or regulations, or partnership agreements (or the equivalent governing documents) of that Entity, and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

                  "Closing" has the meaning specified in Section 3.03.

                  "Closing Date" has the meaning specified in Section 3.03.


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                  "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

                  "Commission" means the Securities and Exchange Commission of the United States.

                  "Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

                  "Damage" to any specified Person means any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees of, and actual disbursements by, attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on, or any liability (including loss of earnings or profits) of any other nature of that Person.

                  "Effective Time" has the meaning specified in Section 3.02.

                  "Entity" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

                  "Environmental Laws" means any and all Governmental Requirements, common law rule (including but not limited to the common law respecting nuisance and tortious liability), or other requirement having the force and effect of law, relating to the environment, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluorocarbons (including chlorofluorocarbon-12) or hydrochloro-fluorocarbons).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.


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                  "GAAP" means generally accepted accounting principles and
practices in the United States as in effect from time to time, which have been or are applied on a basis consistent with past practice.

                  "Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

                  "Governmental Authority" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

                  "Governmental Requirement" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, or authorization of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

                  "Guaranty" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

                  "Indebtedness" of any Person means, without duplication, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures or similar instruments,
(iii) in respect of capital leases or (iv) in respect of interest


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rate protection agreements, (b) any liability secured by any Lien upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

                  "Information" means written information, including (a) data, certificates, reports and statements and (b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.

                  "Intellectual Property" means (a) patents, applications for patents and patent rights, (b) in each case, whether registered, unregistered or under pending registration, trademark rights, trade names, trade name rights, service marks, logos, brand names, corporate names, business names, trade styles or dress, and copyrights and (c) trade secrets and know-how and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

                  "IRS" means the Internal Revenue Service.

                  "Lien" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof.

                  "Litigation" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

                  "Material" means, as applied to any Entity, material to the business, operations, property or assets, liabilities, condition (financial or otherwise) or results of operations of that Entity, as the case may be.

                  "Material Adverse Effect" means, with respect to any Entity, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, property or assets, liabilities or condition (financial or otherwise) of that Entity and its Subsidiaries taken as a whole, except for (i) any event, change or effect resulting from general economic, financial or market conditions or
(ii) any event, change or effect resulting from conditions or circumstances generally affecting the engineering and construction industry.

                  "Material Contract" has the meanings specified in Section
5.11.


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                  "Organization State" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation or (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form.

                  "Other Financing Transaction" means a transaction in which CB&I sells shares of CB&I Stock to a third party and uses the proceeds to fund a portion of the PDM Acquisition.

                  "PDM" has the meaning specified in the first paragraph.

                  "PDM Acquisition" has the meaning specified in the Introduction.

                  "PDM Financing Shares" has the meaning specified in the Introduction.

                  "Permitted Liens" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom): (a) Liens for Taxes if the same are not at the time due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person's business in connection with workmen's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (d) Liens incurred in the ordinary course of that Person's business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of like nature; (e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person's business or existing on property and not Materially interfering with the ordinary conduct of that Person's business or the use of that property; (f) defects or irregularities in that Person's title to its real properties that do not Materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person's business or the use of any of such properties; and (g) any interest or title of a lessor of assets being leased by any Person pursuant to any capital lease or any lease that, pursuant to GAAP, would be accounted for as an operating lease.

                  "Person" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

                  "Plan" means any stock purchase, stock option, pension, profit-sharing, bonus, deferred compensation, incentive compensation, commission, severance or termination pay, hospitalization, medical, dental, life or other insurance, or supplemental unemployment benefits plan or agreement or policy or contract or other arrangement providing employment-related compensation or benefits to any officer, consultant, director, annuitant, employee, former employee, retiree or independent contractor or members of their respective families (other than directors' and officers' liability policies), whether or not insured, sponsored or maintained by, or under which any liability, contingent or otherwise, exists with respect to CB&I or its Subsidiaries, including but not limited to "employee benefit plans" as defined in ERISA and the rules and regulations thereunder.


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                  "Purchase Price" has the meaning specified in Section 2.02.

                  "Purchase Warrant" means the warrant issued by CB&I to Fund VIII in connection with this Agreement, representing the right to purchase 251,598 shares of CB&I Stock at a price of NLG .01 per share, in the form attached hereto as Exhibit D.

                  "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended. (42 U.S.C. 6901 et seq.).

                  "Recapitalization" means any stock split, stock dividend, stock combination, a significant recapitalization, reorganization, or restructuring, or similar event involving CB&I or any Significant Subsidiary (as defined in Regulation S-X of the Commission) of CB&I.

                  "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

                  "Rights Agreements" has the meaning specified in Section 5.06.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SEC Documents" has the meaning specified in Section 5.04.

                  "Securities" means (i) any and all securities issued and outstanding by CB&I at any time, (ii) any shares of stock issued or issuable in respect of such securities and (iii) any right to acquire by contract or otherwise from CB&I or any Person, and whether or not then exercisable, any security described in (i) or (ii).

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Shareholder Agreement" means the Shareholder Agreement dated December 28, 2000, as amended, between Fund VIII and CB&I.

                  "Solid Wastes, Hazardous Wastes or Hazardous Substances" have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of CB&I and its Subsidiaries that imparts a broader meaning to any of those terms than does CERCLA or RCRA, including but not limited to (i) petroleum and petroleum products, including crude oil and any fractions thereof, (ii) asbestos, (iii) PCBs, and (iv) natural gas, synthetic gas and any mixtures thereof.


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                  "Subsidiary" of any specified Person at any time means any
Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

                  "Tax" or "Taxes" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatsoever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Tax Return" means any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Taxing Authority, or otherwise retained, with respect to Taxes.

                  "Taxing Authority" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

                  "Transaction Document" means this Agreement, the Amendment to the Shareholder Agreement, the Warrants and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement, including those specified or referred to in Article III or
Article VII to be delivered at or before the Closing, all as amended, modified or supplemented from time to time.

                  "Warrants" means the Additional Warrant and the Purchase Warrant.

                  "Worker Safety Laws" shall mean all applicable Governmental Requirements relating to public and worker health and safety.

         Section 1.02 Other Defined Terms. Words and terms used in this Agreement that are defined elsewhere in this Agreement are used as so defined.

         Section 1.03 Cross References, Interpretation. References to "Articles" refer to Articles of this Agreement. References to "Sections" refer to Sections and subsections of this Agreement. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the word "including" is used in this Agreement, it shall be read to mean "including but not limited to." The headings in this Agreement are inserted for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         Section 1.04 Knowledge. Where any statement is qualified by the expression "to CB&I's knowledge" or by a similar expression, that statement shall be deemed to be the actual personal knowledge, after due inquiry of the relevant senior operating employees of CB&I and


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the applicable CB&I Subsidiary, of Gerald M. Glenn, Richard E. Goodrich, Robert
B. Jordan, Timothy J. Wiggins or Robert H. Wolfe.

                                   ARTICLE II

                                PURCHASE AND SALE


         Section 2.01 Purchase and Sale of PDM Financing Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing CB&I shall sell, convey, assign, transfer and deliver to Fund VIII, and Fund VIII shall purchase and acquire from CB&I, by delivery of the Purchase Price (as hereinafter defined), the PDM Financing Shares, the Additional Warrant and the Purchase Warrant.

         Section 2.02 Payment of Purchase Price. In consideration of the sale of the PDM Financing Shares, the Additional Warrant and the Purchase Warrant by CB&I to Fund VIII, Fund VIII shall pay to CB&I in immediately available funds, by wire transfer, Twenty Six Million, Three Hundred Eighty Seven Thousand, Five Hundred U.S. Dollars (U.S. $26,387,500) at the Closing (the "Purchase Price").

                                  ARTICLE III

                                     CLOSING


         Section 3.01 Other Transactions. In connection with the Closing, the PDM Acquisition and the Other Financing Transaction shall be consummated. Simultaneously with the Closing, the Amendment to the Shareholder Agreement shall be executed.

         Section 3.02 The Effective Time. The effective time of the of the purchase of the PDM Financing Shares, the Purchase Warrant, and the Additional Warrant (the "Effective Time") will be 5:00 p.m., Central Daylight Time, on the Closing Date.

         Section 3.03 The Closing. The closing of the transactions contemplated herein shall take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois, at 10:00 a.m., local time, on a date within ten business days following satisfaction of each of the conditions set forth in Sections 7.01 and 7.03(c) (assuming satisfaction of the remaining conditions set forth in Article VII on or prior to the Closing Date), or such other place or time as the parties may mutually agree (the "Closing Date"). On or before the Closing Date, the parties hereto will take all actions necessary to (i) effect the PDM Acquisition, (ii) effect the Purchase and Sale of the PDM Financing Shares; (iii) effect the Other Financing Transaction, and (iv) satisfy the document delivery requirements on which the obligations of the parties to effect the PDM Acquisition, the transactions contemplated by this Agreement and the Other Financing


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Transaction, and the other transactions contemplated hereby are conditioned by the provisions of Article VII (all those actions collectively being the "Closing").

         Section 3.04 Delivery of Documents. (a) At the Closing, CB&I will execute and deliver to Fund VIII the following documents:

                  (i) certificates representing the PDM Financing Shares;

                  (ii) the Additional Warrant;

                  (iii) the Purchase Warrant;

                  (iv) a copy, certified as of the Closing Date, by the Secretary or Assistant Secretary of CB&I of resolutions duly adopted by the Supervisory Board of Directors of CB&I authorizing the transactions contemplated by this Agreement and the PDM Acquisition;

                  (v) an extract from the trade register regarding CB&I as of a recent date provided by the Chamber of Commerce and Industry in Amsterdam (the "Chamber of Commerce");

                  (vi) an official copy of the amended Articles of Association of CB&I filed with the Chamber of Commerce as reflected in the extract referred to above;

                  (vii) certificate of the Secretary or Assistant Secretary of CB&I certifying as of the Closing Date the incumbency and signatures of the Managing Director of CB&I authorized to sign this Agreement and the other documents to be delivered hereunder and in connection with the PDM Acquisition, together with evidence of the incumbency of such Secretary or Assistant Secretary or similar authorized person;

                  (viii) the Amendment to the Shareholder Agreement executed by CB&I;

                  (ix) the opinion or opinions of CB&I's legal counsel substantially in the form of Exhibit B and Exhibit C; and

                  (x) any non-governmental, third party consents required for the consummation of the transactions contemplated hereby.

         (b) At the Closing, Fund VIII will execute and deliver to CB&I the following documents:

                  (i) the Purchase Price;

                  (ii) a certificate of good standing for Fund VIII in Delaware, as certified as of a recent date by the Secretary of State of Delaware;


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                  (iii) a copy of the certificate of formation of Fund VIII, as certified as of a recent date by the Secretary of State of Delaware;

                  (iv) a certificate of the Managing Director of Fund VIII certifying as of the Closing Date as to the incumbency and signatures of the officers of Fund VIII authorized to sign this Agreement, the Amendment to the Shareholder Agreement and the other documents to be delivered hereunder;

                  (v) the Amendment to the Shareholder Agreement executed by Fund VIII; and

                  (vi) any non-governmental, third-party consents required for the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF FUND VIII


As an inducement to CB&I to enter into this Agreement and to consummate the transactions contemplated hereby, Fund VIII represents and warrants to the CB&I as follows:

         Section 4.01 Corporate Power and Authority. Fund VIII has all requisite power, authority and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Fund VIII have been duly authorized by all required corporate and other actions. Fund VIII has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligations of Fund VIII enforceable against Fund VIII in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to the rights of creditors generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

         Section 4.02 Investment Representations. (a) Fund VIII understands that the offer, sale and transfer of the shares of CB&I Stock to be issued to Fund VIII hereunder (i) have not been registered with the SEC or pursuant to any state securities laws in reliance on the exemption afforded by Section 4(2) of the Securities Act and comparable exemptions from applicable state laws, and
(ii) that such shares will be restricted securities under the Securities Act and various states' securities laws, and that these laws impose limitations on the Persons to whom sales of shares may be made. The certificates representing shares of the CB&I Stock to be delivered to Fund VIII as part of the PDM Financing Shares will bear a legend substantially as follows:

         "THE ISSUANCE OF THE SHARES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS


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         AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT
         BE OFFERED, SOLD, TRANSFERRED (BY MERGER OR OTHERWISE), ASSIGNED, DEVISED, EXCHANGED, GIFTED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH TRANSFER IS EXEMPT FROM REGISTRATION, AND CHICAGO BRIDGE & IRON COMPANY N.V. (THE "COMPANY") SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, TO SUCH EFFECT.

         THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN SHAREHOLDER AGREEMENT DATED AS OF DECEMBER 28, 2000 BETWEEN THE COMPANY, FIRST RESERVE FUND VIII, L.P. AND CERTAIN SHAREHOLDERS (AS FROM TIME TO TIME AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED, THE "SHAREHOLDER AGREEMENT"). NO TRANSFER OF THESE SHARES WILL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH SHAREHOLDER AGREEMENT HAVE BEEN COMPLIED WITH IN FULL AND NO PERSON MAY REQUEST THE COMPANY TO RECORD THE TRANSFER OF ANY SHARES IF SUCH TRANSFER IS IN VIOLATION OF SUCH SHAREHOLDER AGREEMENT. A COPY OF THE SHAREHOLDER AGREEMENT IS ON FILE AT THE ADMINISTRATIVE OFFICES OF THE COMPANY IN PLAINFIELD, ILLINOIS AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST. THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING PROVIDED FOR IN THE SHAREHOLDER AGREEMENT AND NO VOTE OF SUCH SHARES THAT CONTRAVENES THE SHAREHOLDER AGREEMENT SHALL BE EFFECTIVE."

         (b) Fund VIII represents that it (i) is an "accredited investor" (as defined in Rule 501(a)(8) under the Securities Act, (ii) has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the CB&I Stock, and
(iii) is able to bear the economic risk of its investment in the CB&I Stock. Fund VIII is acquiring the CB&I Stock for its own account for investment and (subject to the disposition of its property being at all times within its control) not with a present view to, or for sale or other disposition in connection with, any distribution of all or any part of such CB&I Stock. Fund VIII acknowledges that (x) neither CB&I nor any Person representing CB&I has made any representation to Fund VIII with respect to CB&I or the CB&I Stock other than as contained in this Agreement and (y) Fund VIII has had access to such financial and other information concerning CB&I and the CB&I Stock as Fund VIII has deemed necessary in connection with its investment decision to purchase the CB&I Stock, including an opportunity to ask questions of and request information from CB&I.

         (c) Notwithstanding anything to the contrary in this Section 4.02, Fund VIII is not waiving any of its rights or remedies under this Agreement or the Shareholder Agreement or any representations, warranties or obligations of the CB&I under this Agreement (including the terms of Article V and Article IX) or the Shareholder Agreement.

         Section 4.03 Brokers. No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement, or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of Fund VIII or any of its Subsidiaries or Affiliates.

         Section 4.04 Limitations on Representations and Warranties. Except as and to the extent expressly set forth in this Article IV, included on any Schedule hereto or included in any writing delivered by Fund VIII concurrently herewith or subsequent hereto expressly pursuant to this Agreement, Fund VIII makes no other representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to CB&I or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to CB&I by any officer, director, employee, agent, consultant or representative of Fund VIII or any Affiliate thereof, or by any other agent, consultant or representative of Fund VIII).

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF CB&I


                  As an inducement to Fund VIII to enter into this Agreement and to consummate the transactions contemplated hereby, CB&I represents and warrants to Fund VIII as follows:

         Section 5.01 Organization; Power. (a) CB&I is an N.V. company duly organized and validly existing under the laws of the Netherlands. CB&I has all requisite corporate power and authority under the laws of its Organization State and its Charter Documents to own or lease and to operate its properties presently and following the Effective Time and to carry on its business as now conducted and as proposed to be conducted following the Effective Time.

         (b) A true and complete list of each Material CB&I subsidiary, together with its Organization State and the percentage of its outstanding Capital Stock owned by CB&I and any other CB&I Subsidiary, is set forth in Schedule 5.01. Except as disclosed in Schedule 5.01, CB&I does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Entity which is Material to CB&I. Except as set forth in the SEC Documents or Schedule 5.01, neither CB&I nor any of its Subsidiaries is subject to any obligation to make any Material investment in any other Person.

         Section 5.02 Authorization; Enforceability; Absence of Conflicts; Required Consents. (a) CB&I has full corporate authority to enter into this Agreement, the Amendment to the Shareholder Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Amendment to the Shareholder Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CB&I, and this Agreement has been duly executed and delivered by CB&I. This Agreement constitutes, and the Amended Shareholder Agreement when executed and delivered will constitute, the legal, valid and binding obligation of CB&I, enforceable against it in accordance with its terms, except that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

         (b) The execution, delivery and performance in accordance with their respective terms by CB&I of this Agreement, the Amendment to the Shareholder Agreement and the other Transaction Documents to which it is a party have not and will not (i) violate, breach or constitute a default under (A) its Charter Documents, (B) any Governmental Requirement, order, writ, injunction or decree applicable to it, or (C) any note, bond, mortgage, indenture or material agreement or obligation to which it is a party or by which it is bound, except for such violations, breaches, terminations, and defaults that are set forth in
Schedule 5.02, (ii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of CB&I, or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require CB&I to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of CB&I (or upon any revenues, income or profits of CB&I therefrom), except for certain covenants of CB&I contained in its bank credit facilities, or (iv) result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by CB&I at the date hereof and necessary for the ownership or lease and the operation of its properties or the carrying on of its business as now conducted, including any necessary Governmental Approval under any applicable Environmental Law.

         (c) Except (i) as may be required by the HSR Act or applicable state securities or blue sky laws or (ii) as set forth in Schedule 5.02, no Governmental Approvals or consents of any third party are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by CB&I for the execution, delivery or performance by CB&I of this Agreement, the Amendment to the Shareholder Agreement or the other Transaction Documents to which it is a party, the enforcement against CB&I of its obligations hereunder or thereunder or the effectuation of the PDM Acquisition and the transactions contemplated hereby and thereby.

         Section 5.03 Charter Documents. No breach or violation of any Charter Document of CB&I has occurred and is continuing that could reasonably be expected to have a Material Adverse Effect.

         Section 5.04 SEC Documents. CB&I has made available to Fund VIII a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CB&I with the SEC since January 1, 1998 and prior to the date of this Agreement (the "SEC Documents") which are all the documents (other than preliminary material) that CB&I has been required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CB&I contained in the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be Material) the consolidated financial position of CB&I and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of CB&I and its consolidated Subsidiaries for the periods presented therein, respectively.

         Section 5.05 Capitalization. The capitalization of CB&I is set forth on
Schedule 5.05. As of the Closing Date, all of the PDM Financing Shares will be duly authorized for issuance and will be validly issued, fully paid and nonassessable. Except as set forth in Schedule 5.05, there are no outstanding subscriptions, options, warrants, calls or rights of any kind to acquire any shares of any class of securities or any securities convertible into any shares of any class of securities of CB&I, nor are there any obligations to issue any such options, warrants, calls, rights or securities. There are no restrictions of any kind on the transfer by CB&I to Fund VIII of the PDM Financing Shares, except as may be imposed by applicable securities laws. Schedule 5.05 sets forth certain capitalization figures for CB&I as of various relevant dates and events.

         Section 5.06 Absence of Applicable Rights Agreements. Except as set forth on Schedule 5.06, there are no rights agreements or other agreements by or between CB&I and any of its shareholders that could ultimately result in the grant of additional shares of CB&I Stock, additional rights to purchase any such CB&I Stock, any new class or type of security of CB&I or other rights or benefits to CB&I's shareholders as of the date hereof ("Rights Agreements") that would be triggered by the execution and delivery of this Agreement, the issuance to Fund VIII of the PDM Financing Shares, the execution and delivery of the Amendment to the Shareholder Agreement or any other transaction contemplated hereby or thereby. Further, no such grant of additional shares of CB&I Stock, additional rights to purchase any such CB&I Stock, any new class or type of security of CB&I or other rights or benefits to CB&I's shareholders as of the date hereof will result by operation of (i) the law of CB&I's Organization State, (ii) any provision of its Charter Documents or (iii) or any combination thereof.

         Section 5.07 Litigation. Except as set forth in the SEC Documents or on
Schedule 5.07, no Litigation is pending or, to the knowledge of CB&I, threatened to which CB&I or any of its Subsidiaries is or may become a party that (a) questions or involves the validity or enforceability of any obligation of CB&I under any Transaction Document, (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay consummation by CB&I of the transactions contemplated by this Agreement to be consummated by CB&I or (ii) Damages from CB&I in connection with any such consummation, or (c) which would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Governmental Authority has provided notification to CB&I or any of its Subsidiaries of an intention to conduct any audit, investigation or other review with respect to CB&I or any of its Subsidiaries, which audit, investigation or review would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on CB&I.

         Section 5.08 Compliance with Worker Safety and Environmental Laws. Except as disclosed in the SEC Documents or on Schedule 5.08: (a) CB&I and its Subsidiaries have complied and remain in compliance in all material respects with all applicable Environmental Laws and all applicable Worker Safety Laws, except for any such noncompliance which would have no Material Adverse Effect;
(b) no release of Solid Wastes, Hazardous Wastes or Hazardous Substances at, from, in or on any site owned or operated by CB&I or its Subsidiaries as of the Closing Date has occurred that, if all relevant facts were known to the relevant Governmental Authorities, reasonably could be expected to require remediation to avoid deed record notices, restrictions, liabilities or other consequences that would not be applicable if that release had not occurred; (c) neither CB&I, its Subsidiaries nor any agent or contractor of CB&I or its Subsidiaries has transported or arranged for the transportation of any Solid Wastes, Hazardous Wastes or Hazardous Substances to, or disposed or arranged for the disposition of any Solid Wastes, Hazardous Wastes or Hazardous Substances at, any off-site location that could lead to any claim against CB&I or its Subsidiaries, as a potentially responsible party, for any cleanup costs, remedial work, damage to natural resources, personal injury or property damage, including any claim under CERCLA; (d) no storage tanks exist on or under any of the properties owned or operated by CB&I or its Subsidiaries as of the Closing Date from which any Solid Wastes, Hazardous Wastes or Hazardous Substances have, to the knowledge of CB&I, been released into the surrounding environment; and (e) no Solid Wastes, Hazardous Wastes or Hazardous Substances have been used, stored, manufactured or processed on the property owned, used, leased or operated by CB&I or any of its current or former Subsidiaries at any time, except as necessary to the conduct of its business in compliance with Environmental Laws and

Worker Safety Laws and except where any noncompliance would not have a Material Adverse Effect.

         Section 5.09 Liabilities and Obligations. There are no Material liabilities of any kind, character and description and whether accrued, absolute, or fixed, of CB&I that (a) reasonably could be expected to have a Material Adverse Effect on CB&I other than as set forth on Schedule 5.07 or as disclosed in the SEC Documents, and (b) (i) had been incurred prior to the most recent SEC Document but are not reflected on that SEC Document or (ii) were incurred after the most recent SEC Document otherwise than in the ordinary course of business and consistent with past practice.

         Section 5.10 Intellectual Property. To the knowledge of CB&I, except as set forth in Schedule 5.10, CB&I or its Subsidiaries owns, free and clear of all Liens other than Permitted Liens, or has the legal right to use, all Intellectual Property that is necessary to the conduct of its business as now conducted, in each case free of any claims or infringements. Schedule 5.10 (a) lists the Material Intellectual Property of CB&I and its Subsidiaries and (b) indicates that owned by CB&I or its Subsidiaries and, for those not listed as so owned, the agreement or other arrangement pursuant to which they are possessed. Except as set forth in Schedule 5.10, to the knowledge of CB&I, (a) no consent of any Person will be required for the use of any of this Material Intellectual Property by CB&I or any Subsidiary of CB&I following the Effective Time and (b) no governmental registration of any of this Material Intellectual Property has lapsed or expired or been canceled, abandoned, opposed or has been the subject of any reexamination request.

         Section 5.11 Material Contracts. Schedule 5.11 sets forth a complete list of all Material Contracts (as defined below) not listed on the Exhibit Index to CB&I's Form 10-K Annual Report for the fiscal year ended December 31, 1999, previously made available to Fund VIII. Each such Material Contract is in full force and effect and is enforceable against the parties thereto other than CB&I and its Subsidiaries in accordance with its terms, and no condition or state of facts exists that, with notice or the passage of time or both, would constitute a material default by CB&I or its applicable Subsidiary or, to the knowledge of CB&I, any third party under any such Material Contract. CB&I or its applicable Subsidiary has duly complied in all material respects with the provisions of each such Material Contract to which it is a party. For the purpose of this Agreement, a Material Contract with respect to CB&I or its Subsidiaries shall mean:

                  (i) those material agreements required to be filed by CB&I pursuant to applicable SEC rules and regulations;

                  (ii) any instrument, agreement or other obligation evidencing or relating to Indebtedness of CB&I or any of its Subsidiaries or to money lent or to be lent to another Person involving more than $500,000; and

                  (iii) any agreement for the acquisition or provision of services, supplies, equipment, inventory, fixtures or other property involving more than $500,000 individually the costs for which are not passed through to the customers of CB&I or its Subsidiaries in the ordinary course of business, and all earnout agreements.

         Section 5.12 Insurance. Schedule 5.12 sets forth a list of all insurance policies currently in force carried by CB&I or its Subsidiaries which relate to their business. CB&I has previously made available to Fund VIII (a) a complete list of all insurance loss runs and worker's compensation claims relating to CB&I's business and received for the most recently ended two (2) policy years, and (b) true, complete and correct copies of all insurance policies, binders or similar documentation carried by CB&I that relate to CB&I's business and are in effect, all of which (i) have been issued by insurers of recognized responsibility and (ii) currently are, and will remain without interruption to the Effective Time, in full force and effect.

         Section 5.13 Employee Matters. (a) Employment Agreements. Schedule 5.13(a) contains a list of all of the following, whether written or unwritten:
(i) Employment Agreements and (ii) plans, programs, agreements and other arrangements with or relating to employees containing change of control or similar provisions not otherwise listed in the SEC Documents remaining executory in whole or in part on the date hereof, and CB&I has provided Fund VIII with true, complete and correct copies of all those Employment Agreements and such plans, programs, agreements and other arrangements. CB&I is not party to any oral Employment Agreement.

         (b) Employee Benefit Plans. For purposes of this Section 5.13 and
Section 5.14, all references to "CB&I" shall be deemed to refer to CB&I and its Subsidiaries and any trade or business, whether or not incorporated, that together with CB&I and its Subsidiaries would be deemed or treated as a "single employer" within the meaning of ERISA Section 4001 or Code Section 414.

                  (i) Each Plan is listed on Schedule 5.13(b). Except as discussed on Schedule 5.13(b), no Plan is or has been (w) covered by Title IV of ERISA, (x) subject to the minimum funding requirements of Section 412 of the Code, (y) a "multi-employer plan" as defined in Section 3(37) of ERISA or (z) a voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9).

                  (ii) Except as described on Schedule 5.13(b), (x) CB&I has no obligation to make any payments that would be "excess parachute payments" under
Section 280G of the Code; and (y) no Plan provides for the continuation of medical or health benefits or death benefits after an employee's termination of employment (including retirement) other than (A) coverage mandated by applicable law, (B) deferred compensation benefits reflected as liabilities on the books of CB&I or (C) benefits the full cost of which is borne by the current or former employee or his beneficiary.

         Section 5.14 Compliance With ERISA, Labor Laws. (a) Each Plan complies in form and operation in all material respects with its governing documents and ERISA, the Code and all other applicable Governmental Requirements except where such noncompliance would not have a Material Adverse Effect. CB&I has no commitment or obligation to establish or adopt any new or additional Plans or to Materially increase the benefits under any existing Plan.

         (b) To the knowledge of CB&I, with respect to the Plans, no event has occurred and there exists no condition or set of circumstances in connection with which CB&I could be subject to any liability (except for contributions and Plan expenses) under the terms of such Plans, ERISA, the Code or any other applicable law except where such failure would not have a Material Adverse Effect. All Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, and nothing has occurred to the knowledge of CB&I since the date of determination which could cause any such Plan to be disqualified.

         (c) Except as set forth on Schedule 5.14, neither CB&I nor any of its Subsidiaries is a party to any Material collective bargaining agreement or labor contract. Except as set forth on Schedule 5.14, to the knowledge of CB&I, neither CB&I nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for CB&I or any of its Subsidiaries. Except as set forth on
Schedule 5.14, there is no grievance or unfair labor practice charge against CB&I or any of its Subsidiaries before the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to any such Persons. There is no labor strike, dispute (to the knowledge of CB&I), slowdown, work stoppage, and, to the knowledge of CB&I, there is not threatened nor has there been threatened, any organizing effort or activity by any employees or labor unions at or relating to CB&I or any of its Subsidiaries, any petition for certification of a collective bargaining representative regarding employees of CB&I or any of its Subsidiaries, pending or, to the knowledge of CB&I, threatened against or affecting CB&I or any of its Subsidiaries which would have a Material Adverse Effect.

         Section 5.15 Absence of Changes. Since the most recent SEC Document, except as set forth in Schedule 5.15, none of the following has occurred with respect to CB&I's business:

         (a) any increase in, or any commitment or promise to increase, other than ordinary and customary bonuses and salary increases for employees at the times and in the amounts consistent with its past practice, (i) the rates of cash compensation or (ii) except as would not have a Material Adverse Effect on CB&I or as required by applicable laws, any increase in the amounts or other benefits paid or payable under any Plans;

         (b) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a Material Adverse Effect on CB&I following the Effective Time;

         (c) any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, assets of CB&I or any of its Subsidiaries of any kind that singly is, or in the aggregate are, Material to CB&I's business, other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices;

         (d) any cancellation, or agreement to cancel, any Material Indebtedness, obligation or other liability owing to CB&I or its Subsidiaries, including any Material Indebtedness, obligation or other liability of any Affiliate, provided that CB&I and its Subsidiaries may negotiate and adjust bills and invoices in the course of good-faith disputes with customers in a manner consistent with past practice;

         (e) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the Material assets of CB&I or its Subsidiaries or requiring the consent of any Person to the transfer and assignment of any of such asset;

         (f) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of operating CB&I's business consistent with its past practices;

         (g) any waiver of any of the rights or claims of CB&I or its Subsidiaries that singly is, or in the aggregate are, Material to CB&I's business;

         (h) any transaction by CB&I or its Subsidiaries outside the ordinary course of operating CB&I's business or not consistent with the past practices of its business;

         (i) any incurrence by CB&I or its Subsidiaries of any of the following: any Material Indebtedness or any Material Guaranty not constituting Indebtedness, or any commitment to incur any such Indebtedness or any such Guaranty (except for CB&I Guaranties of the performance of its Subsidiaries and Affiliates in the ordinary course of business); or

         (j) any cancellation or termination of a material agreement relating to CB&I's business.

         Section 5.16 Broker's Fees. CB&I has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         Section 5.17 Inside Information. CB&I has complied with Section 46a of the Dutch 1995 Securities Act (Wet toezicht effectenverkeer 1995) continuously. At the time of its entry into this Agreement and at its issuance of the PDM Financing Shares, CB&I did not possess, and has not provided to Fund VIII, any insider knowledge (voorwetenschap) in respect of it or the trade in its securities within the meaning of Section 46 of the Dutch 1995 Securities Act (Wet toezicht effectenverkeer 1995).

         Section 5.18 Change of Control. The consummation of the transactions contemplated by this Agreement, the PDM Acquisition and the Other Financing Transaction will not trigger any change-of-control provisions in any Plan or Material Contract.

         Section 5.19 Limitations on Representations and Warranties. Except as and to the extent expressly set forth in this Article V, included on any Schedule hereto or included in any writing delivered by CB&I concurrently herewith or subsequent hereto expressly pursuant to this Agreement, CB&I makes no other representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Fund VIII or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Fund VIII by any officer, director, employee, agent, consultant or representative of CB&I or any Affiliate thereof, or by any other agent, consultant or representative of CB&I or the CB&I Subsidiaries).

                                   ARTICLE VI

                     COVENANTS AND AGREEMENTS OF THE PARTIES


         Section 6.01 Mutual Cooperation. Fund VIII and CB&I will cooperate with each other and their Representatives in the preparation of any documents or other material that may be required in connection with any Transaction Document. CB&I and Fund VIII will treat all Confidential Information obtained by them in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 11.01.

         (a) The parties hereby acknowledge that any in-house counsel of Fund VIII, on the one hand, and of CB&I and any CB&I Subsidiary, on the other hand, who are employees and who participated in the preparation, negotiation or consummation of this Agreement or the transactions contemplated hereby were providing legal representation for the Fund VIII or the CB&I, as the case may be, and that, notwithstanding any other provision of this Agreement, neither Fund VIII or its affiliates, CB&I, any CB&I Subsidiary, nor such counsel shall be required to disclose under any circumstance any information or documents covered by the attorney-client privilege or the work-product doctrine as such information or documents were developed in the course of such representation. All such information and documents shall remain the sole and exclusive property of Fund VIII or CB&I, as the case may be. Any claims made against such in-house counsel arising out of the opinions given pursuant to this Agreement shall be treated as a claim against the party who employed such in-house counsel.

         (b) CB&I and Fund VIII will use their best efforts to secure, as soon as practicable after the date hereof, all approvals and consents of third Persons as may be necessary to consummate the transactions contemplated hereby.

         (c) If this Agreement is terminated pursuant to Article XII, CB&I and Fund VIII will promptly return all Confidential Information of the other party it then possesses to such other party.

         Section 6.02 Conduct of Business Pending the Closing. From the date hereof and until the Closing, CB&I will:

         (a) carry on its business in substantially the same manner as it has heretofore and not introduce any Material new method of management, operation or accounting;

         (b) perform all its obligations under agreements relating to or affecting its business consistent with past practices;

         (c) keep in full force and effect without interruption all its present insurance policies relating to its business and the assets of CB&I or other comparable insurance coverage;

         (d) use reasonable commercial efforts to (i) maintain and preserve its business organizations operating its respective business intact, (ii) retain present key employees who are involved in the operation of its business and
(iii) maintain relationships with suppliers, customers and others having business relations with its business; and

         (e) comply with all applicable Governmental Requirements relating to its business.

         Section 6.03 Prohibited Activities.

         From the date hereof and until the Closing, without the prior written consent of the other parties to this Agreement or unless as required or expressly permitted by this Agreement, CB&I will not:

         (a) create, assume or permit to be created or imposed any Liens (other than Permitted Liens) upon any of the assets of CB&I, whether now owned or hereafter acquired;

         (b) agree to sell, assign, lease or otherwise transfer or dispose of substantially all of the assets of CB&I or agree to merge, consolidate or effect a share exchange with, any other Entity;

         (c) commit a Material breach of any Material Contract of CB&I or its Subsidiaries or of any Governmental Approvals Material to its business;

         (d) enter into any other transactions which would have a Material Adverse Effect on its business that is not in the ordinary course of its business and consistent with its past practice or is prohibited hereby; or

         (e) (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an

Alternative Proposal, or (ii) participate in any discussions or negotiations regarding an Alternative Proposal.

         Section 6.04 Notification of Certain Matters. Fund VIII shall give prompt notice to CB&I of (a) the existence or occurrence of each condition or state of facts that will or reasonably could be expected to cause any representation or warranty of Fund VIII contained herein to be untrue or incorrect in any Material respect at or prior to the Closing Date and (b) any material failure of Fund VIII to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. CB&I shall give prompt notice to Fund VIII of (a) the existence or occurrence of each condition or state of facts that will or reasonably could be expected to cause any representation or warranty of CB&I contained herein to be untrue or inaccurate at or prior to the Closing Date, and (b) any material failure of CB&I to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section
6.04 shall not be deemed to (a) modify the representations or warranties herein of the party delivering that notice, or any other party; (b) modify the conditions set forth or referred to in Article VII; or (c) limit or otherwise affect the remedies available hereunder to the party receiving that notice.

         Section 6.05 Fees and Expenses. Except as otherwise specifically provided elsewhere in this Agreement, Fund VIII and CB&I shall bear their own fees and expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         Section 6.06 Publicity. The parties hereto agree to consult with one another prior to the issuance of any press release or public statement relating to or concerning this Agreement or the matters contained herein. Such consultation shall include prior notification of a party's intent to issue a press release accompanied by a copy of the proposed language of such press release or public statement. If CB&I or Fund VIII is required to issue a press release by law or a securities exchange, it shall use its best efforts to inform the other party hereto prior to such issuance.

         Section 6.07 Commercially Reasonable Efforts. Each of Fund VIII and CB&I will use commercially reasonable efforts to take all actions and do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction, but not the waiver, of the closing conditions set forth in Article VII If the Federal Trade Commission or the Antitrust Division of the Department of Justice raises an objection to the PDM Acquisition and the transactions contemplated hereby, and/or proposes or seeks to impose any divestiture, operating restriction or other condition, CB&I agrees, expeditiously and in good faith, to discuss such objection, conditions and possible resolutions with such Governmental Authority. Notwithstanding the foregoing, CB&I's Board of Supervisory Directors shall not be required to take any action that it has determined in good faith, based on the advice of outside counsel, would constitute a breach of its fiduciary duties to CB&I shareholders under applicable law.

                                  ARTICLE VII

                     CONDITIONS TO CLOSING AND CONSUMMATION


         Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to take the actions contemplated to be taken by that party at the Closing is subject to receipt of all Governmental Approvals required to be obtained by Fund VIII or CB&I in connection with the consummation of the PDM Acquisition and the purchase and sale of the PDM Financing Shares on or before the Closing Date.

         Section 7.02 Conditions to the Obligations of Fund VIII. The obligations of Fund VIII with respect to actions to be taken by it at or before the Closing Date and the actions to be taken on the Closing Date are subject to the satisfaction, or the waiver by Fund VIII pursuant to Section 11.03, on or before the Closing Date of the following:

         (a) all of the representations and warranties of CB&I set forth in
Article V shall be true and correct as of the Closing Date as though made at that date other than such changes and exceptions that (i) are contemplated by this Agreement or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

         (b) CB&I shall have delivered the documents described in Sections 3.04(b);

         (c) CB&I shall have made application for and received approval for listing of the shares of CB&I Stock constituting the PDM Financing Shares and the shares of CB&I Stock to be issued pursuant to the Additional Warrant and the Purchase Warrant on a "when-issued" basis on the New York Stock Exchange, Inc;

         (d) The PDM Acquisition shall have been consummated or there shall be no conditions precedent to the consummation of the PDM Acquisition; and

         (e) all third-party, non-governmental consents or approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been received.

         Section 7.03 Conditions to the Obligations of CB&I. The obligations of CB&I with respect to actions to be taken by it at or before the Closing Date are subject to the satisfaction, or the waiver by CB&I pursuant to Section 11.03, on or before the Closing Date of the following:

         (a) all of the representations and warranties of Fund VIII set forth in
Article IV shall be true and correct as of the Closing Date as though made at that date other than such changes or exceptions that (i) are contemplated by this Agreement or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

         (b) Fund VIII shall have delivered the documents described in Section 3.04(a);

         (c) The PDM Acquisition shall have been consummated or there shall be no conditions precedent to the consummation of the PDM Acquisition; and

         (d) all third-party, non-governmental consents or approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been received.

                                  ARTICLE VIII

                         COVENANTS FOLLOWING THE CLOSING

         Section 8.01 Post-Closing Assistance. From and after the Closing Date, upon the reasonable request of the CB&I or the Fund VIII, as the case may be, the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

         Section 8.02 No Transactions. For a period of six months following the Closing Date, CB&I will use its best efforts, consistent with the fiduciary duties of the Supervisory Board, not to enter into any Business Combination, Recapitalization or other corporate transaction that could subject Fund VIII to any liability pursuant to the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder by the Commission, including pursuant to
Section 16, including the forfeiture of any "profit" pursuant to Section 16(b) thereof. As of the date hereof, CB&I does not contemplate, plan, expect or anticipate entering into any such transaction.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES


         Section 9.01 Survival of Representations and Warranties.

         (a) Except as set forth below in Sections 9.01(b) and (c), the representations and warranties contained in Articles IV and V will terminate and expire 12 months after the Closing Date.

         (b) The representations and warranties set forth in or deemed to be set forth in Section 5.08 and Section 5.14 will terminate and expire five years after discovery of the condition, circumstance or fact constituting a breach of any such representation or warranty.

         (c) The representations and warranties set forth in or deemed to be set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 5.01,
Section 5.02, Section 5.05, Section 5.06, Section 5.07, Section 5.17 and Section
5.19 will survive the Closing and Effective Time indefinitely.

                                   ARTICLE X

                             [INTENTIONALLY OMITTED]

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.01 Treatment of Confidential Information. (a) Each of the parties to this Agreement acknowledge that they have or may have had in the past, currently have and in the future may have access to Confidential Information of the other parties. Each of the parties agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of the other parties, will not disclose such Confidential Information to any Person, except (i) Representatives of the parties and (ii) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 11.01; provided, however, that Confidential Information shall not include such information as (i) becomes known to the public generally through no fault of any party, (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party.

         (b) The obligations of the parties under this Section 11.01 shall survive the termination of this Agreement.

         Section 11.02 Assignment; No Third-Party Beneficiaries. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of CB&I, and the successors of Fund VIII. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as otherwise provided expressly herein or therein.

         Section 11.03 Entire Agreement; Amendment; Waivers. This Agreement, the Amendment to the Shareholder Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among Fund VIII and CB&I with regard to the purchase and sale of the PDM Financing Shares and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by Fund VIII and CB&I. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

         Section 11.04 Notices. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                  (1)      if to CB&I, addressed to it at:

                           Chicago Bridge & Iron Company N.V.
                           c/o Chicago Bridge & Iron Company
                           1501 North Division Street
                           Plainfield, Illinois 60544
                           Attn:  Secretary
                           Fax:  (815) 439-6297

                  with a copy to:

                           Winston & Strawn
                           35 Wacker Drive
                           Chicago, Illinois  60601
                           Attn:  James Reum
                           Fax:  (312) 558-5700

                  and

                  (2)      if to Fund VIII , addressed to it at:
                           First Reserve Fund VIII, L.P.
                           1801 California Street, Suite 4110
                           Denver, CO 80202
                           Attn:  Thomas R. Denison
                           Fax:  (303) 382-1275

                  with a copy to:

                           Gibson, Dunn & Crutcher, LLP
                           1801 California Street, Suite 4100
                           Denver, CO 80202
                           Attn:  Steven K. Talley
                           Fax:  (303) 296-5310

         Section 11.05 GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE

WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK. FUND VIII AND CB&I EACH HEREBY IRREVOCABLY AGREE THAT VENUE OF ANY LEGAL PROCEEDINGS OR ARBITRATION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE IN NEW YORK CITY.

         Section 11.06 WAIVER OF CERTAIN CLAIMS. (A) NEITHER FUND VIII NOR CB&I SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT IN ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT OR ARBITRATION COSTS AND REASONABLE ATTORNEY FEES AND EXPENSES SUFFERED BY SUCH PARTY, AND (B) FUND VIII AND CB&I HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO ASSERT ANY CLAIM FOR INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

         Section 11.07 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

         Section 11.08 Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 11.09 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Information disclosed on a certain Schedule shall be deemed as disclosed on any other Schedule to which such information may also relate.

         Section 11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                  ARTICLE XII

                                   TERMINATION


         Section 12.01 Termination of this Agreement. This Agreement may be terminated:

         (a) by the mutual written consent duly authorized by the Supervisory Board of Directors of CB&I and Fund VIII and by the management board of CB&I;

         (b) by CB&I or Fund VIII at any time after February 15, 2001, if at the time notice of such termination is given, the transactions contemplated by this Agreement have not been consummated;

         (c) by CB&I or Fund VIII if, on the Closing Date, a preliminary or permanent injunction has been entered restraining, prohibiting or declaring illegal the sale of the PDM Financing Shares by CB&I or the purchase of the PDM Financing Shares by Fund VIII; and

         (d) by Fund VIII, if the CB&I Supervisory Board of Directors shall have failed to recommend, or shall have withdrawn, its approval or recommendation of the transactions contemplated by this Agreement, or shall have recommended acceptance of any Alternative Proposal.

         Section 12.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that (i) the provisions of this
Section 12.02, Section 11.01 and Section 6.05 shall survive any such termination and (ii) all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Nothing contained in this Section 12.02 shall relieve any party from its liability for any breach of this Agreement.

                            [signature page follows]

         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

                         FIRST RESERVE FUND VIII, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                               BY: FIRST RESERVE GP VIII, L.P.
                               A DELAWARE LIMITED PARTNERSHIP, ITS GENERAL
                               PARTNER

                                  BY:   FIRST RESERVE CORPORATION,
                                        A DELAWARE CORPORATION, ITS GENERAL
                                        PARTNER

                                       By:   /s/ Thomas R. Denison
                                             Name: Thomas R. Denison
                                             Title: Managing Director

                         CHICAGO BRIDGE & IRON COMPANY N.V.
                         BY:  CHICAGO BRIDGE & IRON
                              COMPANY B.V., ITS MANAGING DIRECTOR


                         By:  /s/  Gerald M. Glenn

                              Name:  Gerald M. Glenn
                              Title: Managing Director





                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]